Exhibit 99.1

Titan Pharmaceuticals Announces Reverse Stock Split

South San Francisco, CA – November 30, 2020 – Titan Pharmaceuticals, Inc. (NASDAQ: TTNP) (“Titan” or the “Company”) today announced that its Board of Directors has approved a 1-for-30 reverse stock split of the Company’s common stock, which will be effective at 5:00 p.m. Eastern Time on Monday, November 30, 2020. The Company’s stockholders approved the reverse stock split at a Special Meeting of Stockholders on November 30, 2020. The Company’s shares will begin trading on a split-adjusted basis on the Nasdaq Capital Market commencing upon market open on December 1, 2020.

As a result of the reverse split, each 30 shares of the Company’s issued and outstanding common stock will be automatically combined and converted into one issued and outstanding share of common stock, par value $0.001 per share. The Company will not issue any fractional shares in connection with the reverse stock split. Instead, the number of shares will be rounded up to the next whole number. The reverse stock split will not modify the rights or preferences of the common stock.

Immediately after the reverse split becomes effective, there will be approximately 6.6 million shares of common stock issued and outstanding. The common shares will trade under a new CUSIP number, 888314606, effective December 1, 2020, and continue to trade under the symbol “TTNP.” All stock options and warrants of the Company outstanding immediately prior to the reverse stock split have been proportionally adjusted.

The Company has appointed its transfer agent, Continental Stock Transfer & Trust Company (“Continental”), to act as exchange agent for the reverse stock split. Stockholders owning shares via a bank, broker or other nominee will have their positions automatically adjusted to reflect the reverse stock split and will not be required to take further action in connection with the reverse stock split, subject to brokers’ particular processes. Continental can be reached at (917) 262-2378.

About Titan Pharmaceuticals

Titan Pharmaceuticals, Inc. (NASDAQ: TTNP), based in South San Francisco, CA, is a development stage company developing proprietary therapeutics with its ProNeura® long-term, continuous drug delivery technology. The ProNeura technology has the potential to be used in developing products for treating a number of chronic conditions, where maintaining consistent, around-the-clock blood levels of medication may benefit the patient and improve medical outcomes. For more information about Titan, please visit www.titanpharm.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our product development programs and any other statements that are not historical facts. Such statements involve risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from management's current expectations include those risks and uncertainties relating to our ability to raise capital, the winding down of U.S. commercial activities related to Probuphine, the regulatory approval process, the development, testing, production and marketing of our drug candidates, patent and intellectual property matters and strategic agreements and relationships. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

CONTACTS:

Stephen Kilmer
Investor Relations
(650) 989-2215